Exhibit 99
Bemis Company Reports Strong First Quarter Earnings Results

Neenah, Wisconsin, April 22, 2019 - Bemis Company, Inc. (NYSE:BMS) today reported financial results for its first quarter ended March 31, 2019. Refer to the reconciliation of Non-GAAP measures detailed in the attached schedule, including adjusted earnings per share, adjusted EBITDA, and net debt.

SUMMARY OF THE FIRST QUARTER

	Q1
($ in millions except per share amounts)	2019	2018	Change
Earnings Per Share	$0.66	$0.52	26.9%
Adjusted Earnings Per Share	$0.67	$0.63	6.3%

U.S. Packaging Operating Profit	$91.5	$87.2	$4.3
Latin America Packaging Operating Profit	$11.9	$8.0	$3.9
Rest of World Packaging Operating Profit	$20.1	$16.5	$3.6

Refer to the reconciliation of Non-GAAP measures detailed in the attached schedule, including adjusted earnings per share, referenced in this release.

“We delivered another strong earnings quarter,” said William F. Austen, Bemis Company’s President and Chief Executive Officer. “All operating segments performed within our range of expectations and met our Agility objectives. Our U.S. business remains strong, reflected in increased sales volume and operating profit compared to one year ago; we continue to strengthen our operations and lay the foundation for long-term growth through our short-run business initiatives. Our Latin American business continues to execute cost improvements while the business laps the impact of the conversion of certain laundry detergent packaging. Our Rest of World business remains very strong, reflected in operating profit margins that increased 200 basis points versus last year, driven by organic sales growth in our healthcare packaging business and solid operational performance across the segment.”

Austen concluded, “Our teams did a great job this quarter of focusing on running our business and delivering our financial plans; I applaud them for not letting our pending merger with Amcor be a distraction. The operational, commercial, and administrative improvements we have executed through Agility are apparent in our results and will continue to provide long-term benefit. Bemis is well-positioned to continue progressing in the future.”

PROPOSED COMBINATION WITH AMCOR

On August 6, 2018, Bemis announced a plan for an all-stock combination with Amcor to create the global leader in consumer packaging with the footprint, scale, talent, and capabilities to better serve customers around the world, drive significant value for shareholders, create enhanced opportunities for employees, and deliver the most sustainable innovations for the environment.

Austen stated, “We believe combining these two organizations will drive significant value for shareholders, employees, and customers over the long-term. Bemis shareholders will have the opportunity to benefit from the expected increased dividend, which nearly doubles from Bemis’ current dividend, and the value creation driven from not only the $180 million of cost synergies identified as part of the transaction but also additional potential revenue synergies from cross-selling opportunities. We look forward to creating value for our stakeholders through this combination.”

Timothy M. Manganello, Chairman of the Board of Bemis Company, said, “The Bemis Board unanimously supports our pending combination with Amcor and believes it maximizes value for our stakeholders.” Manganello continued, “On behalf of the Board, I thank Bill Austen and his team for their strong leadership, thoughtful guidance, and true dedication to Bemis and our associates over the years. Bill has courageously led our company through much change, including the recent successful implementation of Agility to fix, strengthen, and grow this business. Because of Bill’s leadership and foresight, Bemis is well-positioned to succeed in its next chapter in combining with Amcor to create the global leader in consumer packaging.”

As previously announced, Bemis’ Special Meeting is scheduled to take place on May 2, 2019 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) at The Langham, Chicago, 330 North Wabash Avenue, Chicago, Illinois 60611. All shareholders of record of Bemis’ common stock as of the close of business on March 20, 2019 will be entitled to vote their shares either in person or by proxy at the Special Meeting. As previously announced, the transaction is expected to close May 15, 2019.

During the first quarter of 2019, Bemis recorded approximately $2.9 million of costs related to the planned transaction with Amcor. Bemis’ adjusted earnings per share metric excludes certain costs and other items, including these transaction-related costs.

BUSINESS SEGMENT RESULTS

U.S. Packaging
U.S. Packaging net sales of $668.9 million for the first quarter of 2019 increased 0.4 percent compared to the first quarter of 2018. Net sales include the contractual pass-through of lower raw material input prices versus one year ago. Compared to the prior first quarter, unit volumes were up approximately one percent. Excluding the impact of the Company’s exit of infant care business at its Shelbyville, Tennessee facility, unit volumes would have been up approximately two percent.

U.S. Packaging operating profit was $91.5 million in the first quarter of 2019, or 13.7 percent of net sales, compared to $87.2 million, or 13.1 percent of net sales, in the first quarter of 2018. Increased operating profit was driven by the benefits of cost savings from the Company’s Agility plan.

Latin America Packaging
Latin America Packaging net sales of $142.1 million for the first quarter of 2019 decreased 16.1 percent compared to the first quarter of 2018. Currency translation and the impact of implementing high inflation accounting in the Company’s business in Argentina decreased net sales by 20.3 percent. Remaining organic sales growth of 4.2 percent reflects increased selling prices and improved mix, partially offset by decreased unit volumes of approximately fourteen percent driven primarily by some laundry detergent packaging volume in Brazil that is converting to another packaging format.

Latin America Packaging operating profit increased to $11.9 million in the first quarter of 2019, or 8.4 percent of net sales, compared to $8.0 million, or 4.7 percent of net sales, in 2018. Compared to the prior first quarter, the net impact of currency translation decreased operating profit by $0.7 million. Additionally, the implementation of high inflation accounting in the Company’s Argentina business negatively impacted operating profit by $1.0 million.  During the first quarter of 2019, the Company recorded a $5.8 million non-cash pre-tax benefit related to Brazil tax credits as a result of a final Brazilian court decision related to indirect taxes previously paid. The remaining $0.2 million decrease in Latin America Packaging operating profit compared to the first quarter of 2018 was driven by the impact of decreased volume from the laundry detergent packaging that is converting to another packaging format, partially offset by the benefits of the Company’s Agility plan.

Rest of World Packaging
Rest of World Packaging net sales of $190.4 million for the first quarter of 2019 decreased 0.8 percent compared to the first quarter of 2018. Currency translation decreased net sales by 4.7 percent. Organic sales growth of 3.9 percent reflects increased price and mix, partially offset by decreased unit volumes of approximately five percent, driven by comparison to an exceptionally strong first quarter of 2018 in the Company’s Asia Pacific business. Sales volume in the Company’s healthcare packaging business increased versus the prior first quarter.

Rest of World Packaging operating profit increased to $20.1 million in the first quarter of 2019, or 10.6 percent of net sales, compared to $16.5 million, or 8.6 percent of net sales, in 2018. The net impact of currency translation decreased operating profit during the first quarter by $0.7 million. The increase in operating profit in Rest of World Packaging was driven by increased sales volume in the Company’s healthcare packaging business and strong operational performance across the segment.

CASH FLOW AND CAPITAL STRUCTURE

Cash flow from operations for the three months ended March 31, 2019 was $1.5 million, compared to $54.3 million the prior year. First quarter 2019 results were within the range of the Company’s expectations and normal seasonality of cash flows. Compared to the prior year, operating cash flow was lower primarily due to accounts payable being a use of working capital; this was within the range of the Company’s expectation for the quarter, which considered the Company’s exceptional cash flow performance during the fourth quarter of 2018.

Total company net debt to adjusted EBITDA was 2.3 times at March 31, 2019.

Capital expenditures totaled $28.6 million for the three months ended March 31, 2019.

OUTLOOK

Due to the pending merger with Amcor, Bemis Company is not providing 2019 guidance.

NO INVESTOR CONFERENCE CALL

Due to the pending merger with Amcor, Bemis Company will not be hosting an Investor Conference Call regarding its first quarter earnings.

PRESENTATION OF NON-GAAP INFORMATION

This press release refers to non-GAAP financial measures: adjusted diluted earnings per share, organic sales growth or decline, adjusted EBITDA and net debt to adjusted EBITDA, and adjusted return on invested capital.  These non-GAAP financial measures adjust for factors that are unusual or unpredictable.  These measures exclude the impact of certain amounts related to the effect of changes in currency exchange rates, acquisitions, and restructuring, including employee-related costs, equipment relocation costs, accelerated depreciation and the write-down of equipment.  These measures also exclude gains or losses on sales of significant property and divestitures, tax benefits associated with specific items, certain litigation matters, and certain acquisition-related expenses, including transaction expenses, due diligence expenses, professional and legal fees, purchase accounting adjustments for inventory and order backlog and changes in the fair value of deferred acquisition payments.  This adjusted information should not be construed as an alternative to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP).  Management of the Company uses the non-GAAP measures to evaluate operating performance and believes that these non-GAAP measures are useful to enable investors to perform comparisons of current and historical performance of the Company. All historical non-GAAP information is reconciled with reported GAAP results.

FORWARD-LOOKING STATEMENTS

This release contains certain estimates, predictions, and other “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995, and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended).  Forward-looking statements are generally identified with the words “believe,” “expect,” “likely,” “anticipate,” “intend,” “estimate,” “target,” “may,” “will,” “plan,” “project,” “should,” “continue,” or the negative thereof or other similar expressions, or discussion of future goals or aspirations, which are predictions of or indicate future events and trends and which do not relate to historical matters.  Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance (financial and otherwise), including those of acquired companies, perceived opportunities in the market and statements regarding our strategy and vision.  Forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause actual results, performance, or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Factors that could cause actual results to differ from those expected include, but are not limited to:

•
Our pending merger with Amcor, including uncertainties as to the timing of completion, the risk that the merger may not be completed in a timely manner or at all, and the risk that our shareholders cannot be certain of the value of the consideration they will receive;

•	The ability of our foreign operations to maintain working efficiencies, as well as properly adjust to continuing changes in global politics, legislation, and economic conditions;

•	A failure to realize the full potential of our restructuring activities;

•	Changes in the competitive conditions within our markets, as well as changes in the demand for our goods;

•	Changes in the value of our goodwill and other intangible assets;

•	Our ability to retain and build upon the relationships and sales of our key customers;

•	The potential loss of business or increased costs due to customer or vendor consolidation;

•	The costs, availability, and terms of acquiring our raw materials (particularly for polymer resins and adhesives), as well as our ability to pass any price changes on to our customers;

•	Changes in import and export regulation that could subject us to liability or impair our ability to compete in international markets;

•	Variances in key exchange rates that could affect the translation of the financial statements of our foreign entities;

•	Our ability to effectively implement and update our global enterprise resource planning ("ERP") systems;

•	Our ability to realize the benefits of our acquisitions and divestitures, and whether we are able to properly integrate those businesses we have acquired;

•	Fluctuations in interest rates and our borrowing costs, along with other key financial variables;

•	A potential failure in our information technology infrastructure or applications and their ability to protect our key functions from cyber-crime and other malicious content;

•	Changes in our credit rating;

•	Unexpected outcomes in our current and future administrative and litigation proceedings;

•	Changes in governmental regulations, particularly in the areas of environmental, health and safety matters, fiscal incentives, and foreign investment;

•	Our ability to effectively introduce new products into the market and to protect or retain our intellectual property rights;

•	Changes in our ability to attract and retain high performance employees; and

•	Our ability to manage all costs and the funded status associated with our pension plans.

These and other risks, uncertainties, and assumptions identified from time to time in our filings with the Securities and Exchange Commission, including without limitation, those described under Item 1A "Risk Factors" of our Annual Report on Form 10-K and our quarterly reports on Form 10-Q, could cause actual future results to differ materially from those projected in the forward-looking statements. In addition, actual future results could differ materially from those projected in the forward-looking statements as a result of changes in the assumptions used in making such forward-looking statements.

LEGAL DISCLOSURES

No Offer or Solicitation
This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Important Information
In connection with the contemplated transactions, New Amcor has filed an effective Registration Statement on Form S-4 (S-4) with the SEC that includes the joint proxy statement of Bemis and prospectus of New Amcor. The joint proxy statement/prospectus has also be sent or given to Bemis shareholders and contains important information about the contemplated transactions. Shareholders are urged to read the joint proxy statement/prospectus and other relevant documents filed or to be filed with the SEC carefully when they become available because they will contain important information about Bemis, Amcor, New Amcor, the contemplated transactions and related matters. Investors and shareholders may obtain free copies of the joint proxy statement/prospectus and other documents filed with the SEC by Bemis, Amcor and New Amcor through the SEC’s website (www.sec.gov).

Bemis shareholders should carefully read the joint proxy statement/prospectus, and any other relevant documents filed by New Amcor or Bemis before making any voting or investment decision.

Participants in the Solicitation
Bemis, Amcor, New Amcor and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Bemis shareholders in connection with the contemplated transactions. Information about Bemis’s directors and executive officers is set forth in its annual report on Form 10-K for the fiscal year ended December 31, 2018, including Amendment No. 1 thereto, which may be obtained for free at the SEC’s website (www.sec.gov). Information about Amcor’s directors and executive officers is set forth in its Annual Report 2018, which may be obtained for free at ASX’s website (www.asx.com.au). Additional information regarding the interests of participants in the solicitation of proxies in connection with the contemplated transactions is included in the joint proxy statement/prospectus that Bemis has filed with the SEC.

ABOUT BEMIS COMPANY, INC.

Bemis Company, Inc. (“Bemis” or the “Company”) is a supplier of flexible and rigid plastic packaging used by leading food, consumer products, healthcare, and other companies worldwide. Founded in 1858, Bemis reported 2018 net sales of approximately $4.1 billion. Bemis has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting. Headquartered in Neenah, Wisconsin, Bemis employs approximately 16,000 individuals worldwide. More information about Bemis is available at our website, www.bemis.com.

For additional information please contact:

Erin M. Winters
Director of Investor Relations
(920) 527-5288

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2019	2018
Net sales	$1,001.4	$1,027.4
Cost of products sold	799.2	829.4
Gross profit	202.2	198.0

Operating expenses:
Selling, general and administrative expenses	97.1	96.9
Research and development costs	9.7	10.0
Restructuring and other costs	6.9	13.4
Other operating income	(8.6)	(2.8)

Operating income	97.1	80.5

Interest expense	18.5	18.9
Other non-operating income	(1.8)	(0.9)

Income before income taxes	80.4	62.5

Provision for income taxes	20.0	14.9

Net income	$60.4	$47.6

Basic earnings per share	$0.66	$0.52

Diluted earnings per share	$0.66	$0.52

Cash dividends paid per share	$0.32	$0.31

Weighted average shares outstanding:
Basic	91.2	91.0
Diluted	92.0	91.2

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)

	March 31, 2019	December 31, 2018
ASSETS

Cash and cash equivalents	$57.7	$76.1
Trade receivables	482.1	443.3
Inventories	640.1	619.5
Prepaid expenses and other current assets	100.3	95.7
Total current assets	1,280.2	1,234.6

Property and equipment, net	1,239.1	1,250.3

Operating lease assets	51.1	—
Goodwill	845.2	845.2
Other intangible assets, net	117.4	121.4
Deferred charges and other assets	114.8	119.5
Total other long-term assets	1,128.5	1,086.1

TOTAL ASSETS	$3,647.8	$3,571.0

LIABILITIES

Current portion of long-term debt	$1.7	$1.8
Short-term borrowings	12.7	10.2
Accounts payable	465.7	515.9
Employee-related liabilities	87.6	94.3
Accrued income and other taxes	49.6	33.3
Other current liabilities	44.6	46.1
Total current liabilities	661.9	701.6

Long-term debt, less current portion	1,395.0	1,348.6
Deferred taxes	169.5	166.7
Operating lease liabilities	45.2	—
Other liabilities and deferred credits	128.0	138.2

TOTAL LIABILITIES	2,399.6	2,355.1

EQUITY

Common stock issued (129.5 and 129.3 shares, respectively)	13.0	12.9
Capital in excess of par value	601.4	604.2
Retained earnings	2,487.8	2,456.7
Accumulated other comprehensive loss	(521.6)	(525.5)
Common stock held in treasury (38.3 shares at cost)	(1,332.4)	(1,332.4)

TOTAL EQUITY	1,248.2	1,215.9

TOTAL LIABILITIES AND EQUITY	$3,647.8	$3,571.0

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities
Net income	$60.4	$47.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41.2	43.2
Share-based compensation	3.7	4.8
Deferred income taxes	1.7	0.7
Income of unconsolidated affiliated company	(0.6)	(0.8)
Net loss on disposal of property and equipment	0.3	0.1
Changes in working capital, excluding effect of currency	(102.1)	(40.8)
Changes in other assets and liabilities	(3.1)	(0.5)

Net cash provided by operating activities	1.5	54.3

Cash flows from investing activities
Additions to property and equipment	(28.6)	(46.2)
Proceeds from sale of property and equipment	0.2	0.1

Net cash used in investing activities	(28.4)	(46.1)

Cash flows from financing activities
Repayment of long-term debt	(0.4)	(0.3)
Net borrowing of commercial paper	43.2	9.3
Net borrowing of short-term debt	2.4	3.3
Cash dividends paid to shareholders	(30.3)	(29.2)
Stock incentive programs and related tax withholdings	(6.5)	(5.6)

Net cash used in financing activities	8.4	(22.5)

Effect of exchange rates on cash and cash equivalents	0.1	2.9

Net increase (decrease) in cash and cash equivalents	(18.4)	(11.4)

Cash and cash equivalents balance at beginning of year	76.1	71.1

Cash and cash equivalents balance at end of period	$57.7	$59.7

BEMIS COMPANY, INC. AND SUBSIDIARIES
SEGMENT SALES AND PROFIT INFORMATION
(unaudited)

	Three Months Ended March 31,
	2019	2018
Net sales
U.S. Packaging (a)	$668.9	$666.0
Latin America Packaging (b)	142.1	169.4
Rest of World Packaging (c)	190.4	192.0
Total net sales	$1,001.4	$1,027.4

Segment operating profit
U.S. Packaging (d)	$91.5	$87.2
Latin America Packaging (e) (1)	11.9	8.0
Rest of World Packaging (f)	20.1	16.5

Restructuring and other costs	6.9	13.4
General corporate expenses	19.5	17.8

Operating income	97.1	80.5

Interest expense	18.5	18.9
Other non-operating income	(1.8)	(0.9)

Income before income taxes	$80.4	$62.5

Operating profit return on sales
U.S. Packaging (d / a)	13.7%	13.1%
Latin America Packaging (e / b)	8.4%	4.7%
Rest of World Packaging (f / c)	10.6%	8.6%

(1)
In the first quarter of 2019, the Company recognized a non-cash benefit for Brazil tax credits as a result of a final Brazilian court decision related to indirect taxes previously paid. The benefit was $5.8 million pre-tax and $3.8 million net of taxes. Please refer to the Reconciliation of Non-GAAP Earnings per share in this release. As reported in its Annual Report on Form 10-K, in the fourth quarter of 2018, the Company recognized a non-cash benefit of $15.3 million pre-tax and $10.1 million net of taxes related to the same topic. The additional amount was recorded in the first quarter of 2019 after the Company completed its analysis of the benefit to which it is entitled under the Brazilian court decision in 2018.

BEMIS COMPANY, INC. AND SUBSIDIARIES
SEGMENT SALES AND PROFIT INFORMATION
(unaudited)

Components of changes in net sales	Q1 2019 % Change YoY
U.S Packaging:
Organic sales growth (decline) *	0.4%
U.S. Packaging	0.4%

Latin America Packaging:
Currency effect	(20.3)%
Organic sales growth (decline) *	4.2%
Latin America Packaging	(16.1)%

Rest of World Packaging:
Currency effect	(4.7)%
Organic sales growth (decline) *	3.9%
Rest of World Packaging	(0.8)%

Total Company:
Currency effect	(4.2)%
Organic sales growth (decline) *	1.7%
Total change in net sales	(2.5)%

*Organic sales growth (decline) = sum of price, mix, and volume

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP EARNINGS PER SHARE AND NET DEBT
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2019	2018
Non-GAAP earnings per share
Diluted earnings per share, as reported	$0.66	$0.52

Non-GAAP adjustments per share, net of taxes:
Restructuring and related costs (1)	0.03	0.11
Other costs (2)	0.02	—
Brazil tax credits (3)	(0.04)	—

Diluted earnings per share, as adjusted	$0.67	$0.63

(1)
Restructuring and related costs include the 2016 restructuring plan focused on plant closures in Latin America and the 2017 restructuring plan focused on aligning the Company's cost structure to its environment. Restructuring related costs primarily include professional fees for consultants.

(2)	Other costs include costs related to the pending transaction with Amcor.

(3)
In the first quarter of 2019, the Company recognized a non-cash benefit for Brazil tax credits as a result of a final Brazilian court decision related to indirect taxes previously paid. The benefit was $5.8 million pre-tax and $3.8 million net of taxes. As reported in its Annual Report on Form 10-K, in the fourth quarter of 2018, the Company recognized a non-cash benefit of $15.3 million pre-tax and $10.1 million net of taxes related to the same topic. The additional amount was recorded in the first quarter of 2019 after the Company completed its analysis of the benefit to which it is entitled under the Brazilian court decision in 2018.

	March 31, 2019	December 31, 2018
Net Debt
Current portion of long-term debt	$1.7	$1.8
Short-term borrowings	12.7	10.2
Long-term debt, less current portion	1,395.0	1,348.6
Total debt	1,409.4	1,360.6
Less cash and cash equivalents	(57.7)	(76.1)
Net debt	$1,351.7	$1,284.5

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP RETURN ON INVESTED CAPITAL AND EBITDA
(in millions)
(unaudited)

	Three Months Ended				12 months ended March 31, 2019
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Net income (loss)	$60.4	$73.9	$57.5	$46.7	$238.5
Income taxes	20.0	13.9	17.2	14.0	65.1
Interest expense	18.5	19.6	18.9	18.7	75.7
Other non-operating (income) expense	(1.8)	(0.7)	(0.5)	(0.7)	(3.7)
Earnings before interest and taxes (EBIT)	97.1	106.7	93.1	78.7	375.6
Restructuring and other costs	6.9	11.4	16.1	21.0	55.4
Brazil tax credits	(5.8)	(15.3)	—	—	(21.1)
Adjusted EBIT (a)	98.2	102.8	109.2	99.7	409.9
Depreciation and amortization	41.2	41.1	40.8	42.5	165.6
Adjusted EBITDA	$139.4	$143.9	$150.0	$142.2	$575.5

Average Invested Capital(1) (b)					$2,610.8
Assumed tax rate(2) (c)					24.0%
Adjusted ROIC (a * (1 - c) / b)					11.9%

	Three Months Ended				12 months ended March 31, 2018
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Net income	$47.6	$(40.7)	$55.6	$28.0	$90.5
Income taxes	14.9	(104.0)	26.4	13.1	(49.6)
Interest expense	18.9	17.1	16.7	16.0	68.7
Other non-operating (income) expense(3)	(0.9)	8.5	(1.7)	(1.4)	4.5
Earnings before interest and taxes (EBIT)(3)	80.5	(119.1)	97.0	55.7	$114.1
Restructuring and other costs(3)	13.4	19.3	12.9	23.8	69.4
Goodwill impairment charge	—	196.6	—	—	196.6
Adjusted EBIT(3) (a)	93.9	96.8	109.9	79.5	380.1
Depreciation and amortization	43.2	42.3	42.5	43.2	171.2
Adjusted EBITDA(3)	$137.1	$139.1	$152.4	$122.7	$551.3

Average Invested Capital(1) (b)					$2,746.9
Assumed tax rate(2) (c)					24.0%
Adjusted ROIC (a * (1 - c) / b)					10.5%

(1)	Average invested capital includes all equity and debt amounts, less cash, calculated on a five-quarter average.

(2)	The tax rate used approximates the U.S. federal and state statutory rates. For comparative purposes, a consistent tax rate has been used for all periods presented.

(3)	2017 information has been recast to reflect the adoption of pension accounting changes and conform to current year presentation.